EXHIBIT 2.1

APPENDIX I

INFORMATION ON VSOURCE

1.	HISTORY AND BUSINESS

Vsource was incorporated in Malaysia under the name NetCel360 Sdn Bhd on 6 January 2000 under the Act. It subsequently changed to its current name on 7 November 2001. Vsource is a wholly-owned subsidiary of the Vendor.

Vsource is principally engaged in the provision of BPO services, sales solution services and provision of management services to the Vendor's group companies, and has been granted Multimedia Super Corridor status by Multimedia Development Corporation Sdn Bhd. For the financial year ended 31 January 2003, all of the services provided by Vsource were to foreign clients. Its major clients, in terms of revenue contribution for the financial year ended 31 January 2003, include Gateway Japan Inc., ABN Amro Asia Pacific Pte Ltd, Agilent Technologies Singapore (Sales) Pte Ltd, EMC group and Network Appliance, Inc.

2.	SHARE CAPITAL

The authorised and issued and paid-up share capital of Vsource as at 5 February 2004 are as follows:
RM
Authorised
500,000 ordinary shares of RM1.00 each	500,000
Issued and fully paid-up
290,215 ordinary shares of RM1.00 each	290,215

Details of changes to the issued and paid-up share capital of Vsource since incorporation up to 5 February 2004 are as follows:

Date of allotment	No. of ordinary shares of RM1.00 each allotted	Consideration/Type of issue	Total issued and paid-up share capital
			RM
06.01.2000	2	Subscribers' shares	2
26.01.2000	99,998	Cash	100,000
21.08.2000	50,000	Cash	150,000
30.11.2000	100,000	Cash	250,000
30.01.2004	40,215	Issued pursuant to the acquisition of Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company	290,215

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3.	DIRECTORS

Based on the Register of Directors' Shareholding of Vsource and the filings as to share ownership required under Section 16 of the US Securities Exchange Act of 1934, as amended, with respect to the Vendor, both as at 5 February 2004, the Directors of Vsource and their shareholdings are as follows:

--------------No. of ordinary shares held--------------
Director	Nationality	Direct	%	Indirect	%

Phillip Earl Kelly	American	-	-	-	-
John Gerard Cantillon	Irish	-	-	-	-
Dennis Michael Smith	American	-	-	-	-
Ong Gaik Huat	Malaysian	-	-	-	-

4.	SUBSTANTIAL SHAREHOLDERS

Based on the Register of Members of Vsource and the filings as to share ownership required under Section 16 of the US Securities Exchange Act of 1934, as amended, with respect to the Vendor, both as at 5 February 2004, the shareholdings of the shareholders of Vsource holding five percent (5%) or more of the issued and paid-up capital of Vsource are as follows:

	------------------No. of ordinary shares held---------------
Shareholder	Direct	%	Indirect	%

Vsource, Inc.	290,215	100.0	-	-
Capital International Asia CDPQ Inc.	-	-	290,215	100.0*1
BAPEF Investments XII Ltd	-	-	290,215	100.0*1
Mercantile Capital Partners I, L.P.	-	-	290,215	100.0*1

Note:

	*1	Deemed interest by virtue of their interest in the Vendor pursuant to Section 6A of the Act.

5.	SUBSIDIARIES AND ASSOCIATED COMPANIES

The subsidiaries of Vsource as at 5 February 2004 are as follows:

Subsidiary	Date of incorporation	Place of incorporation	Paid-up capital	Effective interest held by Vsource	Principal activities
			000%

Vsource (Japan) Limited	03.07.2000	Japan	JPY10,000	100.0	Provision of BPO services, sales solution services and management services

Vsource Taiwan Insurance Broker Limited Company	18.09.2003	Republic of China	TWD5,000	100.0	Personal/life insurance brokerage activities

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6.	SUMMARY OF FINANCIAL DATA

A summary of the audited results of Vsource for the financial year ended 31 December 2000, 13-month period ended 31 January 2002 and financial year ended 31 January 2003 and its unaudited results for the ten (10)-month period ended 30 November 2003 are set out below:

	Year ended 31 December	13-month period ended 31 January	Year ended 31 January	Unaudited results for the ten (10)-month period ended 30 November
	2000	2002	2003	2003
	RM 000	RM 000	RM 000	RM 000

Turnover	18,570	37,022*1	94,389*3	50,672

Profit /(loss) before taxation	649	60,611*2	23,928*4	(70,887)*5
Taxation	(380)	380	-	(14)
Minority interest	-	-	-	-
Profit/(loss) after taxation and minority interest	269	60,991	23,928	(70,901)

Number of ordinary shares in issue (000)	250	250	250	250
Net earnings/(loss) per share (RM)	1.08	243.96	95.71	(340.32)*6
Shareholders' funds	519	61,510	85,438	14,801
Borrowings	-	-	-	-
NTA	519	61,510	85,438	14,801
NTA per share (RM)	2.08	246.04	341.75	59.20
Net dividend rate (%)	-	-	-	-

Notes:

*1	The increase in turnover for the 13-month period ended 31 January 2002 compared with the previous financial year was primarily due to a significant increase in management fees charged by Vsource.

*2	The increase in profit before taxation for the 13-month period ended 31 January 2002 compared with the previous financial year was mainly due to a waiver of RM56.28 million due to its holding company and fellow subsidiaries at that time.

*3	The increase in turnover for the financial year ended 31 January 2003 compared with the 13-month period ended 31 January 2002 was due to the significantly higher contract fees received, in particular from new clients secured by Vsource.

*4	The decrease in profit before taxation for the financial year ended 31 January 2003 compared with the 13-month period ended 31 January 2002 was due to the fact that there was no similar debt waiver as had taken place in the previous financial period.

*5	The loss before taxation for the ten (10)-month period ended 30 November 2003 was mainly due to the waiver and/or elimination of certain inter-company advances and balances owing to Vsource pursuant to the Balance Sheet Restructuring.

*6	Computed based on annualised results.

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7.	UNAUDITED BALANCE SHEET OF VSOURCE AS AT 30 NOVEMBER 2003 AFTER BALANCE SHEET RESTRUCTURING

RM 000

Plant and equipment	13,674
Restricted cash (long term)	1,325

Current Assets	14,373
Current Liabilities	14,571
Net current assets/(liabilities)	(198)
14,801
Financed by:
Share capital	250
Reserves	14,551
14,801